Exhibit 10.2

2005-2006 VIPER MOTORCYCLE COMPANY
DEALER AGREEMENT

DATE:

PARTIES:	Viper Motorcycle Company Here within referred to as Viper 5733 International Parkway New Hope, MN 55428

(“Dealer” (Corporation or entity)

(“Dealer Operator”)

(“Authorized Retail Location”)

Dealer may sell, subject to all the terms and conditions described in this agreement, Viper Motorcycles, together with related parts, accessories and clothing for Viper Motorcycle Company (“Products”). Dealer acknowledges that this Agreement grants no rights regarding any other products manufactured and/or sold by Viper Motorcycle Company.

This agreement includes an arbitration provision (See Section 18)

By

(Representative of Viper Motorcycle Company)

The undersigned is authorized to execute this Agreement on behalf of the Dealer

By

(Dealer Signature)

Title:

Date:

The additional terms and conditions of this Agreement are as follows:

                     1.          Appointment of Dealer.

                                  a.          Subject to the terms of this agreement, Viper Motorcycle Company nonexclusive dealer at retail of Products at the Authorized retail Location. This is a personal services agreement, entered into in reliance on the qualifications of the Dealer Operator and on Dealer’s assurances that the Dealer Operator will provide personal service by exercising full managerial authority over dealership operations. Dealer Operator will have an unencumbered ownership interest in Dealer of at least 15 percent at all times.  Dealer Operator must be a competent businessperson, an effective manager, must have demonstrated a caring attitude towards customers, and have demonstrated the ability to manage a dealership. The Dealer Operator, however, is not a party to this Agreement and has no independent rights hereunder.

                                  b.          Dealer acknowledges that Viper distributes its Products through a network of authorized dealers at approved locations, and that those dealers must be appropriate in number, located properly, and have proper facilities to represent and service the Products competitively. Through such a dealer network, Viper Motorcycle Company can maximize the convenience of customers in purchasing Products and having them serviced. Accordingly, Dealer may not in any way sell or otherwise deal in the Products at any location other than the Authorized Location without Viper Motorcycle Company’s prior written consent, which consent may be withheld in Viper Motorcycle Companies pursuant to its business judgment. Viper reserves the right, in its sole discretion pursuant to its business judgment, to appoint any other dealer at any other location or to allow another dealer to relocate. Nothing in this Agreement is intended to require Dealer’s consent to the establishment of an additional dealer or the relocation of another dealer.

                    2.          Purchase of Products by Dealer.

                                  a.          Viper will sell Products to Dealer subject to availability and the terms of this Agreement. Viper Motorcycle Company (in whole or in part) any order without liability to Dealer or any other person. Without limiting the generality of the foregoing, Viper Motorcycle Company reserves the right unilaterally to alter accepted purchase orders by decreasing the quantity of any particular products subject to such order, and agrees to give Dealer written or oral notice of such change. Dealer will cooperate with any program established by Viper Motorcycle Company for advance ordering of Products.

                                  b.          Viper may discontinue or change the specifications for and design of any Products, alter or substitute materials in any Products, and add to the Products without notice, or any liability to Dealer.

                                  c.          Dealer shall accept all Products ordered. No cancellation of any order and no returns may be made without Viper’s written authorization. All sales are solely subject to the provisions of this Agreement and Viper’s general sales terms, conditions, and programs, notwithstanding the terms and conditions of any purchase order or other communications from Dealer. All title to and risk of loss for the Products shall pass to Dealer upon shipment from factory.

                                  d.          All delivery dates agreed upon by the parties are tentative, not withstanding any terms in any order or other communication of either party. Viper will attempt to deliver in accordance with such dates, but shall not be in breach of any duty to Dealer if it fails to meet such delivery dates for any reason.

                    3.          Price and Payment.

                                  a.          Products will be sold at the dealer prices, terms, and discounts established by Viper and in effect on the date of Viper Motorcycle Company’s shipment regardless of when the order was submitted or accepted. Viper Motorcycle Company may change such prices and discounts in effect upon thirty (30) days prior written or oral notice to Dealer.

                                  b.          Full payment on all Products is due and payable in cash upon shipment unless Viper has agreed otherwise in writing in advance, in which case the payment for such product is due and payable as provided in such other agreement. Dealer may participate in any financing plans established from time to time by Viper or by others at Viper’s request for its sale of Products, if permitted under local law and if Dealer qualifies under and meets all of the terms thereof. Dealer’s participation in such financing plan will be subject to all of the terms and conditions of such plan, as may be changed from time to time. If Dealer fails to fulfill its obligations under any such financing plan and Viper is required to repurchase any Products to Dealer, Dealer shall reimburse Viper for any deficiency between the repurchase cost and resale price and for any costs and expenses which Viper incurs in connection with the sale of any such Products, notwithstanding any voluntary surrender agreement with any financing institution. Viper may deduct any amounts due or becoming due from Dealer to Viper or any amounts held by Viper, from any sums or accounts due or to become due from Viper to Dealer to satisfy such deficiencies.

                    4.          Security Interest.    Dealer grants Viper a continuing first priority purchase money security interest on all products now or here after acquired or reacquired by Dealer, and all proceeds thereof, secure any and all of its indebtedness or obligations of any character to Viper, regardless of when incurred. Dealer will execute or procure all financing statements, personal guaranties and other instruments, agreements and documents relating to assurance of payment of all Dealers’ obligations to Viper’s requests.

                    5.          Reporting of Packing Shortages and Defects.   Dealer shall inspect all products immediately upon arrival. Dealer shall notify Viper in writing within ten (10) days after the arrival of any products of any packing shortages and shall submit all packing slips and inspection reports along with such written notice of any claimed packing shortage. Viper reserves the right to refuse to adjust any packing shortage if Dealer has not complied with this notice requirement. Dealer shall, within ten (10) days after arrival, notify Viper in writing of any other failure of any Products to conform to this Agreement which is reasonably discoverable upon such arrival, and shall notify Viper in writing of any other failures to conform within ten (10) days after the earlier of (i) the date of actual discovery or (ii) the date on which such failures should have been discovered in the exercise of reasonable diligence. All shortages or other failures to conform not reported to Viper as required by this Section 5 shall be deemed waived by Dealer.

                    6.          Duties of Dealer.   Dealer shall use its best efforts to promote and increase the distribution and sale of Products. Without limiting the generality of the foregoing, Dealer shall:

                                  a.          Purchase such number and model mix of Products as shall be agreed by Viper and Dealer at the commencement of each season. Such purchases by Dealer shall comply with Viper’s then existing Stocking Requirements Program, which is incorporated herein. Viper has the right to modify the Stocking Requirements Program in its sole discretion pursuant to its business judgment. Absent agreement for purchases for the season, Viper shall have the right to specify such numbers in its absolute discretion pursuant to its business judgment, considering such information as it has available concerning Dealer’s previous sales, local population, the motorcycle market and other factors Viper deems appropriate. Dealer shall at all times employ a sales person dedicated to sales of the product.

                                  b.          Maintain a suitable, modern place of business at the Authorized Location with adequate space and facilities for sales, service, display, arid storage, and display prominently there a Viper 5’ x 8’ outdoor electric sign, in form and of a quality satisfactory to Viper, and maintain reasonable business hours for the vicinity in which it operates. If local sign ordinances prohibit prominent display of the Viper sign, Dealer must obtain written approval from the Viper Vice President of Sales of this requirement, in which case Viper shall have the right in its sole discretion pursuant to its business judgment to require Dealer to provide a sign. Dealer’s facility shall conform to Viper’s Image Requirements and will have sufficient showroom space to display representative models of each of the Products, pursuant to the Stocking Requirements Program.

                                  c.          Maintain an adequate stock of Viper parts, accessories and clothing, or parts, accessories, and clothing meeting quality specifications equal to or better than those sold by Viper and at all times employ a parts person for the Products.

                                    d.          Perform Viper warranty and service program(s) in effect from time to time, maintain and train adequate staff and personnel, maintain adequate tools and service equipment to perform such warranty and service program(s) and send service personnel to schools conducted by Viper from time to time. Dealer shall be responsible for all out-of-pocket expenses incurred by such personnel, including (without limitation) transportation and lodging. Dealer at all times shall employ a full-time service manager satisfactory to Viper and who has completed Viper’s service school.

                                  e.          Sell motorcycles only after the units are uncrated and set up in accordance with Viper pre-delivery instructions located within the hardware packages.

                                  f.          Conduct reasonable amounts of local advertising (in newspapers, on radio, or in other appropriate media), place prominent Yellow Page display ad and spend reasonable amounts on local promotional activities relating to Viper products, and participate in cooperative advertising and other promotional programs adopted by Viper from time to time. Dealer shall not use any advertising copy or other materials, which have not been approved in advance in writing by Viper and must comply with all advertising regulations regarding safety prescribed by Viper, including but not limited to age recommendations and warnings.

                                  g.          Attend all national Viper sales meeting and seminars. Dealer shall be responsible for all out-of-pocket expenses incurred by such personnel, including (without limitation) transportation and lodging.

                                  h.          Submit orders for Products, warranty reimbursement claims, claims or other information as Viper may designate.

                                  i.          Obtain and maintain insurance, through solvent and reputable carriers, in sufficient types and amounts and provide Viper with a copy of the certificate of insurance.

                                  j.          Reimburse Viper for any payment Viper makes to any retail financing institution relating to dealer’s obligations under agreements with said financial institutions.

                                  k.          Maintain a flooring account with an approved financial institution with a credit line sufficient to cover its orders.

                                  1.          Promptly inform Viper of any changes or proposed changes in state or local regulations and legislation, of which Dealer is aware, relating to the Products and inform Viper of any matters, of which Dealer is aware, indication a safety concern regarding the Products.

                                  m.          Comply with all laws and regulations applicable to its business of selling Products and maintain all necessary licenses and permits.

                                  n.          Sell Products only to consumers purchasing Products for consumer use in the United States, or to other authorized Viper dealers of products who at that time have an effective Dealer Agreement for the product line with Viper itself. Dealer agrees to refrain from selling or transferring products to anyone else including, but not limited to, dealers not approved in writing by Viper.

                                  o.          Communicate to purchasers all safety and other information Viper requires it to communicate to such purchasers, and take all other steps required by Viper regarding safety matters, including but not limited to, cooperation with Product modification or recall programs.

                                  p.          Make no representations, which are inconsistent with safety-related requirements specified by Viper, to actual or prospective Product purchasers and comply with all age recommendations as prescribed by state law. Dealer shall provide its staff with adequate training to ensure compliance with this requirement.

                                  q.          Maintain minimum new working capital necessary for Dealer to conduct dealership operations under this Agreement.

                                  r.          Maintain records for a minimum of five years of (i) all sales of Products, parts, or service; (ii) all warranty records; and (iii) profit and loss statements of the Dealer. Dealer shall make such records available to NMC for examination or audit upon request.

                     7.          Warranty.    The Viper warranty on the Products shall be as set forth in the current Viper Warranty program furnished to Dealer by Viper. SUCH WARRANTIES SHALL BE THE ONLY WARRANTIES MADE OR DEEMED TO BE MADE TO ANY PERSON BY NMC AND ARE EXPRESSLY IN LIEU OF ALL OTHER MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. THE REMEDIES SET FORTH IN SUCH WARRANTIES SHALL BE THE ONLY REMEDIES AVAILABLE TO ANY PERSON. Neither Dealer nor any other person shall have authority to bind Viper to any other representation or warranty. Dealer shall indemnify Viper for all losses, damages, liabilities, or expenses (including but not limited to reasonable attorneys’ fees and litigation expenses) which Viper may incur as a result of or in connection with any claim under such warranty by reason of any act or omission of Dealer, its servants or agents. Viper neither assumes nor authorizes anyone to assume for it any other obligation or liability in connection with its Products, and Viper’s maximum liability under the Viper Warranty Program is to repair or replace the Product.

                    8.          Trademarks.   Dealer may use the trademark “Viper Motorcycle Company,” the logo, “Viper Motorcycle Company’ and any other Viper trademarks authorized by Viper in writing, in forms approved in writing by Viper, (the “Trademarks”), in connection only with promotion, advertising, selling, and servicing of the Products, and for no other purpose. Dealer shall not use the Trademarks in connection with any products (whether or not for resale) that are not specifically authorized by Viper. Dealer shall not use any of the Trademarks as a part of Dealer’s firm, trading, or corporate name, and shall not display or use such Trademarks except in a form or Manner approved by Viper in writing in advance. If Dealer for any reason ceases to be an authorized dealer of the products, Dealer will immediately cease all use of the Trademarks and will remove all signs bearing such Trademarks use in connection with its business.

                    9.          Certain Reports.   Upon request, Dealer shall furnish Viper a detailed written inventory of Products on hand, together with complete information with respect to its sales of Products, including orders received; shipments made, and unfilled orders on hand. Dealer also shall furnish to Viper, on Viper’s request, additional written reports and copies of forms or other documents in Dealer’s possession or under its control which Viper in good faith believes will assist it in evaluating the market and/or Dealer’s performance under this Agreement. Such reports shall be in forms specified by Viper. Dealer also agrees to submit to Viper on request such financial statements and other information relating to Dealer’s financial condition as Viper may request. Dealer also agrees to submit, if requested by Viper, a Business plan for Dealer’s operations.

                    10.          Viper Motorcycle Company Duties.    Except as otherwise provided herein, Viper’s duties shall be limited to:

                                  a.          Providing parts catalogs, service manuals, current servicing information, and such service training, as Viper reasonably deems necessary to qualify Dealer’s employees to service the Products. The time, place, and frequency of such training are to be determined by Viper.

                                  b.          Conducting annual Dealer sales reviews, individually and in groups.

                    11.          Independent Contractor.   Dealer for all purposes shall be an independent contractor, and not an agent, employee, partner, joint venturer, or franchisee of Viper. Dealer shall have the sole right to determine the manner in which it performs its duties under this Agreement, except as otherwise expressly provided in this Agreement. No fiduciary obligations are created by this Agreement.

                    12.          Confidential Information.    Viper has communicated and will communicate to the Dealer valuable information with respect to the Products and the servicing thereof, as well as promotional and advertising know-how and sales merchandising information which Dealer agrees is of substantial value to Viper’s business. Dealer acknowledges that such information is confidential, and Dealer shall maintain its confidentiality and not disclose it to any other party during or after the termination of this Agreement, and shall take reasonable steps to prevent its employees, officers, agents, shareholders, or partners from doing so.

                    13.          Termination.

                                  a.          Unless otherwise terminated for any of the causes and in the manner specified in Sections 13(b), (c) or (d) or any other section of this Agreement, this Agreement shall remain in force from the date specified at the top of this Agreement until September 30, 2006, when it shall automatically expire, unless Viper shall give Dealer written notice, prior to such date, of its intention to renew this Agreement until the following September 30 and Dealer consents to such renewal in writing within thirty (30) days thereafter. Viper Motorcycle Company’s offer to renew shall occur only in the form of a letter signed by a duly authorized representative of Viper expressly stating that it is an offer to renew, and inviting Dealer accept such offer. Requests for sales projections for future periods, requests for orders for future periods, invitations to annual or other conventions or meetings, or any other act whatsoever other than the specified written notice, shall not constitute an offer to renew this Agreement. Nothing shall prohibit Viper from offering to renew upon terms and conditions different from or additional to the terms and conditions of this agreement.

                                  b.          If any of the following events occur, Viper has the absolute right, in its sole discretion pursuant to its business judgment, upon ten (10) days written notice, terminate this Agreement, except that no advance notice shall be required as to Sections 13 (b) (i) or (v):

(i)           Dealer becomes insolvent, or a petition in bankruptcy is filed, or Dealer makes a general assignment for the benefit of creditors, or if a receiver or trustee is appointed for any significant portion of Dealer’s property, or if a petition for dissolution or for an assignment or for the reorganization of its affairs is filed; or

(ii)          There is any material adverse change in the financial position of Dealer which Viper believes may impair its prospect of receiving timely and full payment of may increase Viper’s own financial risk; or

(iii) There is, without Viper’s prior written approval, any change in Dealer’s facility location or in Dealer’s executive management, ownership, or control; or

(iv) Refusal by Dealer to timely furnish sales, service, or financial information, or to permit Viper’s examination or audit of Dealer’s accounts and records: or

                       (v)      Any finding by a governmental agency or court or a settlement or plea arising from charges that Dealer, or predecessor of Dealer owned or controlled by the same person, committed a misdemeanor or unfair or deceptive business practice or a felony, which in Viper’s sole business judgment may adversely affect the reputation or interests of Viper; or

(vi) Failure of Dealer to maintain a line of credit pursuant to paragraph 6(k) above; or

(vii) Failure of Dealer to timely pay its obligations to Viper; or

(vii) Failure of Dealer to conduct customary sales and service operations during customary business hours for 30 days; or

                       (viii)   Dealer materially breaches any provision of this Agreement. No provision of this Agreement indication that a particular breach or default shall be deemed material is intended to imply that other breaches or defaults not so identified shall not also be considered to be material.

                                    c.     If Viper, in its sole business judgment, determines that Dealer’s facility at the Authorized Location is not acceptable, or that Dealer has failed to adequately perform its sales or service responsibilities, Viper shall notify Dealer of the nature of which Dealer will have the opportunity to correct the failure. If Dealer does not correct the failure by the expiration of the period, Viper may terminate this Agreement by giving the Dealer 60 days advance written notice. This paragraph does not apply to the reasons for termination set forth in paragraph 13(b) (i)–(ix) above.

                                    d.     Upon termination or nonrenewal of this Agreement by either party, for any reason whatsoever, all Dealer’s rights and privileges hereunder shall cease and terminate immediately. Dealer shall nevertheless remain obligated under the provisions of the Agreement, which by their express terms or by implication survive termination or nonrenewal. All indebtedness of Dealer to Viper shall become immediately due and payable. Dealer and Dealer’s guarantors shall also remain obligated under any agreements between it or them and Viper or a financing institution with respect to the financing of its purchase of Products. Dealer, at its expense, promptly shall return to Viper all service or other manuals and promotional and advertising materials (including but not limited to indoor and outdoor signs and logos) provided by Viper hereunder.

                                    e.     Viper Motorcycle Company will repurchase Dealer’s inventory of current model new, unused and undamaged Viper motorcycles in crates, motorcycle parts and accessories, for the current and the immediately preceding two (2) model years, and the current year’s model motorcycle clothing, provided that (i) Viper elects not to renew this Agreement under Section 13 (a), (ii) Dealer is not in default to Viper or to any financing institution, (iii) Dealer has paid any sums due Viper, and (iv) Dealer releases Viper (in form and substance satisfactory to Viper) from all claims and liabilities, except future warranty claims. All such repurchased Products shall at delivery be free and clear of all liens, security interests, claims, or other encumbrances of any kind. If Viper does not purchase all of the Products owned by Dealer upon any such nonrenewal, then Dealer may sell the balance of any such Products on hand.

                                    f.     Within Thirty (30) days after termination or nonrenewal of this Agreement, Dealer shall assign and transfer to Viper or its designee such unfilled orders and contracts, together with any advance payments thereon, for the purchase of Products from Dealer as Viper or such designee elects to accept. Viper shall have no obligation to reimburse Dealer for any expenses in procuring such orders.

                                    g.     Should any provision of the Section 13 be inconsistent with any applicable law protecting Dealer, Dealer agrees to waive any and all rights and remedies it may have under such law to the extent it may waive such rights and remedies.

                          14.     Limitation of Remedies.

                                    a.     No party terminating or failing to renew this Agreement in accordance with its terms shall by reason of such termination or failure to renew be liable to the other for compensation, reimbursement, or damages of any kind relating to such termination or nonrenewal, whether for expenditures, investments, losses, lost profits, or commitments in connection with the business or goodwill of the other party, or otherwise.

                                    b.     In the event of the failure of either party to fulfill any of its obligations hereunder, the exclusive remedy of the other party shall be to request that such obligation be fulfilled and, if that does not occur promptly thereafter, to terminate this Agreement, and where appropriate pursue arbitration under paragraph 18 below. Neither party shall have any liability to the other for damages for any violation of the terms of this Agreement except for monies due hereunder and neither party shall have any liability to the other for lost profits, loss of good will, or other incidental or consequential damages. The foregoing limitation on liability does not apply to the indemnity provisions of paragraphs 7 and 17.

                                    c.      Either party may bring no action, regardless of form, or request for arbitration arising out of this Agreement more than two (2) years after the cause of action or claim has arisen, or in the case of a claim for nonpayment, more than two (2) years from the date payment was due.

                          15.     Force Majeure and Suspension of Performance for Breach. Viper Motorcycle Company shall not be liable to any person for any delay in delivery or for non-delivery caused in whole or in part by the occurrence of any contingency beyond the control of Viper. Additionally, if Dealer is at any time in breach (whether or not such breach is material) of any obligation to Viper under this or any other agreement between them or between Dealer, the financier of inventory, Viper may without notice suspend its own performance under this and/or such other agreements until such breach is cured, in addition to exercising any other rights and remedies Viper may have with respect to such breach.

                          16.      Notices. All notices required or permitted by this Agreement shall be addressed to the recipient at the address designated above, or any other address hereafter designated in writing by the recipient, shall be in writing (except where otherwise expressly permitted by this Agreement) and shall be either hand delivered, or sent by facsimile or first class mail, correct postage prepaid. Such notices shall be considered given when given orally (if oral notice is permitted), hand delivered, confirmation is received of the facsimile transmission or mailed, as the case may be.

                          17.     Indemnity. Dealer will defend, indemnify, and hold Viper harmless from and against any and all claims, loss, damage, liability, and expense relating to or arising out of any breach of this Agreement by Dealer or relating to any other act or omission of Dealer or any of its employees or agents. This provision shall survive termination or nonrenewal of this Agreement by any party for any reason.

                          18.     Arbitration.

                                    a.     All disputes, controversies, and claims arising out of or in connection with the execution, interpretation, performance, nonperformance, or breach (including without limitation the validity, scope, enforceability, and voidability under any statute, regulation, ordinance, or ruling), or termination or nonrenewal of this Agreement, or of any provision of this Agreement (including without limitation this arbitration provision and the arbitrability of any issue), or arising out of or in connection with any claimed duty, right, or remedy (whether arising under this Agreement or any statute, regulation, ordinance, or other rule of law or otherwise) relating to any of the foregoing, shall be solely and finally settled by arbitration in Minneapolis, Minnesota in accordance with the United States Arbitration Act (9 U.S.C. 1 et. Seq.), and the rules of the American Arbitration Association relating to commercial arbitration. There shall be a single arbitrator who shall be a lawyer with at least five years of significant experience related to business law. The arbitrator shall have the right to award or include in any award the specific performance of this Agreement; provided, that the arbitrator shall not have the right to issue any award or include in any award any relief which is more than could be awarded by a federal or state court located in the State of Minnesota. Viper shall have the right to prevent or remedy a material breach of this Agreement by the Dealer if such breach could materially impair the goodwill associated with the Viper trademarks or names. Viper Motorcycle Company shall be entitled without bond to the entry of temporary restraining orders and temporary and permanent injunctions relating to the latter.

                                    b.     The arbitrator’s decision or award shall be fully and finally binding on the parties and the parties waive all respective rights to further appeal or redress in any other forum as to matters decided by such arbitratory, except solely for the purpose of obtaining execution of the decision and award rendered by the arbitrator, and except and permitted by 9 U.S.C. subsections 10 and 11. The parties agree that judgment upon the award of the arbitratory may be entered in any court having jurisdiction over the losing party or its assets. The arbitrator shall divide all costs (other than attorney’s fees) incurred in conducting the arbitration in the final award in accordance with what he or she deems just and equitable under the circumstances. Viper and Dealer shall fully perform this Agreement during the pendency of any arbitration proceeding, except any proceeding relating to any cancellation, termination, or nonrenewal of this Agreement.

                                    c.      The parties agree to facilitate arbitration by:

(i) promptly making available to one another and to the arbitrator for inspection and copying all documents, books, and records required by the arbitrator to be made available; and

(ii) observing strictly the time periods established by the arbitrator for the submission of evidence and of briefs and the holding of hearings.

                                    d.     If either party asserts in any forum a claim, counterclaim, or defense, the subject matter of which, under statute or current judicial decision is nonarbitrable for public policy reasons, the parties agree that any legal proceedings relating to such nonarbitrable matters shall be stayed pending the decision and award of the arbitrator with respect to matters which are subject to arbitration. Any such nonarbitrable cause of action arising between the parties shall be brought only in a court having jurisdiction and venue in Minneapolis Minnesota.

                                    e.     This Section 18 shall survive termination or nonrenewal of this Agreement by either party for any reason.

                          19.     Miscellaneous.

                                    a.     Dealer shall not assign, or sell any part of its rights or obligations under this Agreement or the ownership of Dealer without the prior written consent of Viper. Any attempt to do so without such prior written consent shall be wholly void and without effect. If Dealer wishes to change ownership, it must submit a proposal to Viper in writing, using the forms supplies by Viper, at least 60 days prior to the effective date of such change. Viper has the right, in its sole discretion pursuant to its business judgment, to approve or disapprove such a change. If Dealer submits a proposal for a change of ownership, Viper shall have a right of first refusal to purchase the dealership assets regardless of whether the proposed buyer is qualified to be a dealer. Viper Motorcycle Company will have a reasonable opportunity to inspect the assets, including real estate, before making its decision. Viper may assign any rights or obligations under this Agreement to any affiliated or successor company, and will provide Dealer written notice of such assignment or delegation. Such assignment shall not relieve Viper of liability for the performance of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of Dealer and the successors and assigns of Viper. This Agreement is not enforceable by any third parties and is not intended to convey any rights or benefits to anyone who is not a party to this Agreement.

                                    b.     If any part of this Agreement is held by the final order of any court, tribunal, or administrative agency having jurisdiction over this Agreement of the subject matter hereof to be invalid, contrary to the law or public policy, or otherwise enforceable, such part or parts shall be severed here from to the minimum extent necessary to avoid such invalidity or illegality and such severance shall not affect any other part of parts of this Agreement.

                                    c.     Dealer is responsible for all local, state, and federal or other applicable taxes and tax returns related to its dealership business and will hold Viper harmless from any related claims or demands made by any taxing authority.

                                    d.     This Agreement and the enforcement hereof shall be governed by the internal laws (but not the choice or conflicts of law rules) of the State of Minnesota. This provision shall survive the termination or nonrenewal of this Agreement by any party for any reason.

                                    e.     The following agreements and undertakings are hereby incorporated into Agreement:

                                    f.      This Agreement cancels and supersedes all prior written and unwritten agreements and understandings between the parties pertaining to the matters covered in this Agreement. No obligations, agreements or understandings shall be implied from any of the terms and provisions of this Agreement, all obligations, agreements and understandings with respect to the subject matter hereof being expressly set forth herein. The parties in entering into this Agreement forth herein, relied upon no representations or statements, other than those expressly set. No modifications or waiver of, addition to, or deletion from the terms of the Agreement shall be effective unless reduced to writing and signed by Dealer and a representative of Viper authorized to execute this Agreement. No waiver of any particular breach shall be deemed to apply to any other breach, whether prior or subsequent to the waiver. No provision of any purchase order submitted by Dealer shall be binding on Viper, even if accepted by Viper, other than quantity and description, and even those provisions shall be subject to alteration by Viper as elsewhere provided in this Agreement.